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                                                                    Exhibit 99.1


                                [EPIMMUNE LOGO]
              5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500- Fax: (858) 860-2600

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FOR FURTHER INFORMATION

AT EPIMMUNE:             AT FINANCIAL RELATIONS BOARD:
Robert De Vaere          Lars Glassen                             Tricia Ross
VP, Finance & Admin.     General Information                      Investor/Analyst Information
& CFO                    (310) 854-8313                           (617) 520-7064
(858) 860-2500           lglassen@financialrelationsboard.com     tross@financialrelationsboard.com

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FOR IMMEDIATE RELEASE
DECEMBER 21, 2004

    EPIMMUNE PROVIDES UPDATE ON CANCER AND HIV CLINICAL DEVELOPMENT PROGRAMS

SAN DIEGO, DECEMBER 21, 2004 - EPIMMUNE INC. (NASDAQ: EPMN) today provided an update of ongoing clinical development programs with its EP-2101 therapeutic cancer vaccine and its EP-1090 therapeutic HIV vaccine.

CANCER VACCINE CLINICAL DEVELOPMENT

Epimmune conducted two Phase 1 clinical trials of its EP-2101 cancer vaccine candidate at seven clinical sites in the U.S. One trial enrolled stage IIB/IIIA non-small cell lung (NSCL) cancer patients, and the other trial enrolled stage III colorectal cancer patients. The cancer vaccine candidate used in these trials is constructed of nine cytotoxic T lymphocyte (CTL) epitopes from four tumor associated antigens (TAA); these include two native epitopes from the human TAA, and seven analog epitopes, which are native epitopes modified by proprietary Epimmune technology. Tolerance to TAA, which is a failure of the immune system to recognize the cancer as diseased tissue, can be broken by using these analog epitopes, which are designed to enhance the potency of the T cell response. The vaccine candidate also includes Epimmune's proprietary, synthetic, universal helper T lymphocyte (HTL) epitope, PADRE(R), which is designed to enhance the magnitude and duration of cellular immune responses. Patients enrolled in the trials previously had surgery to remove all detectable cancer cells and, as a result, were generally expected to have normal immune system function. Each patient who completed the trial received six injections of the vaccine at three-week intervals. Primary endpoints of the trials were safety and immunogenicity as measured by the quantity and breadth of CTL generated.

Analysis of these two Phase 1 studies of EP-2101 is now complete. Data from sixteen patients with either stage IIB/IIIA NSCL or stage III colorectal cancer, who completed the full course of vaccine treatment, showed that EP-2101:

-     was safe and well tolerated;
- was immunogenic - defined as inducing a response to at least one epitope included in the vaccine - in approximately 94% of the treated patients;
- induced a multi-epitope response with approximately four vaccine epitopes being the average number recognized by the treated patients; 50% of the treated patients responded to at least five of the nine epitopes included in the vaccine; and


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Epimmune Inc.
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-     induced a response in 69% of the patients to the PADRE(R) epitope included in the vaccine, raising HTL responses thought to be useful to support the anti-tumor activity mediated by CTL.

Based on this safety and immunogenicity data, as planned, the Company filed an amendment to its Investigational New Drug application (IND) and has begun the process of enrolling patients in a Phase 2 study of patients with late stage NSCL cancer.

The goal of this Phase 2 study is to correlate overall survival and clinical benefit to patients with immunogenicity. It is being conducted in stage IIIB/IV NSCL cancer patients with advanced disease as a single dose level, open-label study with six treatments administered at three-week intervals. The primary endpoints are overall survival and safety. Secondary endpoints are progression-free survival and vaccine immunogenicity. The study is being conducted by Epimmune in the United States and is expected to involve between 10 and 12 sites and enroll approximately 84 patients. Enrollment has begun and is expected to be complete by the end of 2005 with initial data from the study expected to be available beginning in the second half of 2006.

HIV VACCINE CLINICAL DEVELOPMENT

Epimmune, with sponsorship from the National Institutes of Health (NIH), conducted a Phase 1 clinical trial of EP-1090, its multi-epitope, DNA vaccine designed to stimulate CTL responses to HIV. EP-1090 encodes 21 CTL epitopes from conserved regions of multiple HIV virus proteins. Because these epitopes are commonly found in the majority of HIV subtypes, they are believed to be crucial to the fitness of all viral strains, with the result that the virus should be unable to rapidly mutate away from immune responses targeted by EP-1090. Such mutation has presented an obstacle to conventional vaccine development. The vaccine candidate also includes Epimmune's proprietary, synthetic, universal HTL epitope, PADRE(R), which is designed to enhance the magnitude and duration of cellular immune responses.

In the Phase 1 trial, EP-1090 was designed to amplify anti-viral responses in patients who have been receiving multiple anti-retroviral drugs to suppress HIV replication, which is a regimen termed "highly active anti-retroviral therapy" or "HAART." The Phase 1 trial was a double blind, placebo-controlled, dose-escalation safety study, which was conducted in HIV-infected patients at the University of Colorado Health Sciences Center. Forty patients were enrolled in the trial and were randomized into four groups which received intramuscular doses of 0.5, 1, 2 or 4 mg of vaccine or placebo at 0, 4, 8, and 16 weeks. A secondary objective of the study was to assess the immunogenicity of the vaccine as measured by the magnitude and epitope breadth of the patients' cellular immune responses.

Based on analysis of the data from the Phase 1 study, no serious adverse events were observed and disease specific indicators such as CD4+ T cell counts remained stable, indicating that EP-1090 was safe and well tolerated at all dose levels.

For the assessment of immunogenicity, or epitope-specific CTL responses, patient blood samples were tested using two independent in vitro ELISPOT assays which measure the number of epitope-specific CTL per million peripheral blood mononuclear cells (PBMC) in the patient samples:

- DIRECT ELISPOT: Epitope-specific CTL are detected directly after blood draws from the patients. The following results were obtained using direct
      ELISPOT:

      o     2/32 (6%) of vaccine recipients responded to 2 or more epitopes
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      o     5/32 (15%) of vaccine recipients responded to 1 or more epitopes

- RESTIMULATED ELISPOT: After blood draws, the PBMC are incubated in vitro for seven days with a pool of the 21 vaccine epitopes prior to detecting the epitope-specific CTL. This incubation expands the population of epitope-specific cells, thereby increasing assay sensitivity. It also may simulate the in vivo re-emergence of HIV antigen that occurs when patients withdraw from anti-retroviral drug therapy. The following results were obtained using restimulated ELISPOT:

      o     9/32 (28%) of vaccine recipients responded to 2 or more epitopes
      o     17/32 (53%) of vaccine recipients responded to 1 or more epitopes
      o     1/8 (12.5%) of placebo recipients responded to 2 or more epitopes

      Because of the small group size, vaccine responses were not statistically significant compared to placebo response.

Results from the restimulated ELISPOT assay indicated priming of new CTLs, which is believed to be required for virus suppression and is not achieved by conventional vaccines designed to stimulate antibody responses. Based on the data from the Phase 1 study, the Company plans to amend its IND to open an additional arm of the Phase 1 study. The goal of this arm, in addition to demonstrating safety, is to determine whether the immune response can be enhanced sufficiently to justify continuing to a Phase 2 study. Under the amended IND, the Company plans to evaluate the use of a needle-free injection device (NFID) in conjunction with a compressed immunization schedule. Data presented by other groups indicates that both of these approaches act to increase the immune response.

The additional evaluation would be conducted in two dose groups consisting of 2 and 4 mgs of vaccine or placebo respectively, assuming the safety profile of EP-1090 remains favorable. The study arm will involve approximately 16 patients in each dose group, 12 receiving vaccine and 4 receiving placebo. Total study duration for each patient, including follow-up, is estimated to be approximately six months.

The ultimate treatment goal, which would be the subject of a Phase 2 study, is to allow patients to discontinue HAART for a period of time by using EP-1090 to stimulate their natural immune suppression of HIV replication.

MANAGEMENT COMMENTS

Dr. Emile Loria, President and CEO of Epimmune said, "We are very pleased with the progress we have made in our cancer clinical program, particularly the Phase 1 results demonstrating the ability of our proprietary epitope analogs to elicit a multi-epitope response in a cancer setting where breaking tolerance has always been a key challenge. The Phase 2 study we have initiated in later stage lung cancer patients, who continue to have limited treatment options and poor clinical prognosis, is an important milestone in the continuing development of our epitope vaccine technology."

Dr. Loria continued, "We also remain committed to finding the most efficient way to deliver our epitopes in the HIV setting. We believe epitope vaccines represent a promising approach to dealing with the virus' ability to mutate away from natural immune responses. Given the complexity of vaccine design and the alternatives for improving response, we feel there are multiple avenues for investigation; by expanding our Phase 1 HIV study to explore some of these, we hope to improve and
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maximize the vaccine potency before entering a Phase 2 study. We remain optimistic that we will overcome the tactical difficulties of achieving that goal."

ABOUT EPIMMUNE INC.

EPIMMUNE INC., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic vaccine candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's prophylactic vaccine candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect Epimmune's management's current views of future events, including statements regarding the potential advantages of analog epitopes in cancer vaccines, the ability of the Company's PADRE(R) technology to enhance the immune response and support anti-tumor activity, the support provided by the data from the Phase 1 trial of EP-2101 for the design and implementation of a Phase 2 trial with survival, immunogenicity and safety endpoints, the support the preliminary data from the two Phase 1 cancer trials provide for the Company's multi-epitope approach, the timing for completion of enrollment for the Phase 2 study and the availability of data from the study, the ability of epitope-based vaccines to treat lung cancer and colorectal cancer, the intended benefits of the Company's EP HIV-1090 therapeutic vaccine, the ultimate treatment goal for use of EP HIV-1090, the support the preliminary data from the Company's Phase 1 cancer and HIV trials provides for the Company's multi-epitope approach to inducing an immune response, the ability of an epitope-based vaccine to prevent or treat HIV infection, and the safety and efficacy of epitope-based products in humans. Actual results may differ materially from the above forward-looking statements due to a number of important factors such as whether the Company will be able to enroll the desired number of patients in its Phase 2 NSCL cancer study on schedule, whether patients enrolled in the Phase 2 study complete the study, whether the Company will be able to obtain and analyze data from the study by the second half of 2006, whether results in the Phase 2 study will be consistent with results from the Phase 1 study, whether there will be a correlation in the Phase 2 study between overall survival and clinical benefit to patients with immunogenicity, whether patients with advanced stage cancer will be able to mount an immune response, whether the Company will be successful in enhancing the immune response sufficiently in a new arm of its Phase 1 HIV study to justify continuing to a Phase 2 study, whether in vitro re-stimulation reflects the levels of CTL activity that could be achieved were the CTL exposed to the HIV antigens naturally, whether the Company will have sufficient funding available to support further development of its vaccine candidates, whether the Company or any of its partners is able to develop pharmaceutical products using epitopes or analog epitopes, the regulatory approval process, the possibility that the FDA may comment or raise concerns or questions with respect to any IND or IND amendment the Company files and, therefore, clinical trials may not begin when planned, the
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possibility that the Company's clinical studies may not provide the FDA with sufficient clinical data to permit proceeding to the next stage of clinical development of a new drug even though the Company believes it is doing the right studies based on the protocol, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's Annual Report on Form 10-K, as amended, filed with the SEC for the year ended December 31, 2003, the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2004 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.